Exhibit 99.1

Vical Receives $12 Million HIV Vaccine Production Order to Support NIH Phase 2

Trials

          SAN DIEGO, June 16 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) announced today the receipt of approximately $12.1 million in production orders for multiple clinical lots of DNA vaccines against HIV for the Vaccine Research Center (VRC) at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health, under a subcontract managed by SAIC-Frederick, Inc.

          Production is scheduled to begin in the second half of 2005, with shipments anticipated in 2005 and 2006 in support of planned Phase 2 studies. The company has produced multiple DNA vaccines for the VRC against infectious disease targets including Ebola, severe acute respiratory syndrome (SARS), and West Nile virus.

          “We are pleased to provide manufacturing support for the VRC’s DNA vaccine development programs,” said Vijay B. Samant, Vical’s President and Chief Executive Officer, “and we are particularly encouraged with their plans to advance to Phase 2 studies of their six-plasmid, multi-antigen, multi-clade HIV DNA vaccine.”

          The production orders are expected to impact revenues beginning in the second half of 2005 and the company continues to forecast a full-year net loss of $23 million to $26 million for 2005.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements include statements about the term and scope of the company’s manufacturing agreement as well as the company’s focus, collaborative partners, and product candidates.  Risks and uncertainties include whether SAIC-Frederick will extend or terminate the agreements or any existing production orders, whether SAIC-Frederick will issue any additional production orders under the agreements, whether Vical will produce and deliver production lots as specified in the order, whether Vical will receive timely payment for delivery of such production lots, whether any product candidates will be shown to be safe and effective in clinical trials, the timing, nature and cost of clinical trials, whether Vical or its collaborative partners will seek or gain approval to market any product candidates, whether Vical or its collaborative partners will succeed in marketing any product candidates, and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts: Investors:
Alan R. Engbring
Vical Incorporated
(858) 646-1127
Website: www.vical.com

Media:
Susan Neath
Atkins + Associates
(858) 527-3486

SOURCE  Vical Incorporated
          -0-                                        06/16/2005
          /CONTACT:  investors, Alan R. Engbring of Vical Incorporated,
+1-858-646-1127; or media, Susan Neath of Atkins + Associates,
+1-858-527-3486, for Vical Incorporated/
          /Web site:  http://www.vical.com /